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Exhibit 10.3

ROYALTY AGREEMENT

        ROYALTY AGREEMENT (this "Agreement"), dated as of November 29, 2012, between Buffalo Management LLC, a Colorado limited liability company ("Buffalo"), the other investors (excluding Buffalo) set forth in Schedule A (the "Investors"), Prospect Global Resources Inc., a Nevada corporation ("PGRX Parent"), and, solely for purposes of Section 1 until the occurrence of the event set forth in Section 10, Prospect Global Resources Inc., a Delaware corporation and a subsidiary of PGRX Parent ("PGRX Delaware") and, solely from and after the occurrence of the event set forth in Section 10, American West Potash LLC, a Delaware limited liability company ("AWP").

        WHEREAS, Buffalo and PGRX Delaware have previously entered into a Management Services Agreement dated as of August 5, 2010, an Amended and Restated Management Services Agreement dated as of November 19, 2010, and a Second Amended and Restated Management Services Agreement dated as of January 7, 2011 (together, the "Original Management Agreement");

        WHEREAS, Buffalo and PGRX Delaware, pursuant to that certain Termination of Management Services Agreement, dated as of August 1, 2012 (the "Termination Agreement"), between the two parties, terminated certain fees payable to Buffalo under the Original Management Agreement and provided for the payment of a certain Royalty (as defined in the Termination Agreement) to Buffalo;

        WHEREAS, Investors and PGRX Parent, as of the date hereof, are entering into that certain Securities Purchase Agreement, among the Investors, certain other investors, PGRX Parent, and certain of PGRX Parent's subsidiaries (the "Purchase Agreement"); and

        WHEREAS, in consideration for Investors' willingness to enter into the Purchase Agreement and the receipt of the purchase price contemplated in the Purchase Agreement, Buffalo and PGRX Delaware wish to terminate, effective as of the Closing (as defined in the Purchase Agreement), the Termination Agreement and to enter into this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

        Section 1.    Termination.    Effective as of the Closing, the Termination Agreement shall be terminated in its entirety, except with respect to any obligations which have accrued prior to the date of such termination. Buffalo expressly acknowledges that, notwithstanding any language in Sections 4 and 15 of the Termination Agreement or anything else to the contrary, it shall have, upon such termination of the Termination Agreement, (a) no further rights to any Management Fee or Royalty (as such terms are used in the Termination Agreement) from PGRX Delaware (and PGRX Delaware shall have no corresponding obligations), and (b) the rights to the Royalty (as defined in this Agreement) in accordance with Section 2 hereof (and the rights to the Royalty-Equivalent Securities (as defined below) upon conversion of such Royalty in accordance with Section 3 hereof).

        Section 2.    Royalty Grant.

        (a)   Effective as of the Closing but subject to Section 3 hereof, in consideration for, among other things, receipt by PGRX Parent of the purchase price under the Purchase Agreement (with the amount of such consideration allocable to this Agreement to be determined by Purchasers (as defined in the Purchase Agreement)), PGRX Parent hereby grants, and each of PGRX Delaware and AWP will cause PGRX Parent to so grant, to Buffalo and Investors the right to receive payments from PGRX Parent in an aggregate amount equal to 2% of the higher of (i) the Gross Sales (as defined below) of AWP for a fiscal year and (ii) PGRX Parent's annual gross revenues during such fiscal year (as shown on PGRX Parent's audited financial statements for such fiscal year, but subject to Buffalo and Investors' review thereof) (the "Royalty"). The Royalty shall be allocated among Buffalo and the Investors (or designees, assignees or transferees thereof) pursuant to the allocation percentages set forth in Schedule A. The Royalty shall be paid by PGRX Parent to Buffalo and the Investors promptly following completion of each annual audit of PGRX Parent, but in any event no later than March 31 of each year with respect to the prior fiscal year's Gross Sales and annual gross revenues. No Royalty shall be paid or payable (but shall accrue) so long as such payment is prohibited by the terms of any of the agreements for indebtedness for borrowed money of PGRX Parent or its subsidiaries.

        (b)   For purposes of this Section 2:

          (i)    "Gross Sales" shall mean a sum calculated based on tons of Authorized Minerals actually sold during the relevant fiscal year at the actual average annual per ton sales price received by AWP during such fiscal year on a weighted basis, whether such sales are made pursuant to purchase orders, off-take agreements or otherwise. In the case of sales of Authorized Minerals sold under non-arms length contracts, "Gross Sales" shall mean the fair market value of such Authorized Minerals without deduction for any costs, expenses, liabilities or obligations paid or incurred by AWP other than transportation from the point of shipment to market at the mine (but not intra-mine transportation costs). In the event of a sale made pursuant to a long-term contract where a deposit is made, such deposit shall be treated as a Gross Sale.

          (ii)   "Authorized Minerals" shall mean all potash in and under the AWP Area, extracted, mined or processed by underground mining, solution mining or other mining methods now existing or developed or invented after the Closing.

          (iii)  "AWP Area" means any real property that AWP owns or with respect to which it has any lease, license or permit for mining purposes (whether existing as of the Closing or acquired thereafter).

        Section 3.    Royalty Conversion.

        (a)   The parties hereby agree that, following the Closing, if in the reasonable good faith opinion of either Buffalo, on the one hand, or the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors), on the other, based on substantiated indications from a financing source or potential financing source (including any underwriter or potential underwriter) to PGRX Parent or any of its subsidiaries, the existence of the Royalty would impede the ability of PGRX Parent or its subsidiaries to obtain financing for the funding of the Holbrook Project (as defined in the Purchase Agreement), or would increase the cost of such financing, then either Buffalo, on the one hand, or the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors), on the other, shall have the right (upon written notice delivered to the other parties hereto, such party delivering the notice being the "Conversion Notice Party" and such other party being the "non-Conversion Notice Party") to cause the Royalty to be terminated and converted into a grant by PGRX Parent of warrants, options or other equity-linked securities of PGRX Parent with an economic value equivalent to the then-present value of the Royalty (the "Royalty-Equivalent Securities"), the terms of which shall be determined pursuant to Section 3(b) hereof.

        (b)   The Royalty shall terminate pursuant to Section 3(a) above within twenty (20) Business Days (as defined in the Purchase Agreement) (the "Negotiation Period") of written notice delivered by the Conversion Notice Party in accordance with Section 3(a) above indicating that the Royalty shall terminate (the "Royalty Termination Date"). During the Negotiation Period following such notice, Buffalo, the Investors and PGRX Parent shall in good faith negotiate the terms of the Royalty-Equivalent Securities. At the Royalty Termination Date, the Royalty shall terminate and PGRX Parent shall issue to Buffalo and the Investors the Royalty-Equivalent Securities agreed to by the parties during the Negotiation Period. If the parties are unable to agree to the terms of the Royalty-Equivalent Securities, the Royalty shall nonetheless terminate on the Royalty Termination Date, and Buffalo and the Investors shall receive a right to receive the Royalty-Equivalent Securities, the terms of which shall be determined pursuant to Section 3(c).

        (c)   In the event of a disagreement regarding the terms of the Royalty-Equivalent Securities, the Conversion Notice Party shall deliver to the non-Conversion Notice Party and PGRX Parent a list of three nationally recognized investment banks experienced in the valuation of securities and mining and royalty interests, and the non-Conversion Notice Party shall select from such list one bank to perform the determination contemplated in this Section 3(c) (such bank, the "Valuation Expert"). The Valuation Expert shall determine, within twenty (20) Business Days, the Royalty-Equivalent Securities to be received by each of Buffalo and Investors, which determination shall be binding on each of the parties hereto. Such Royalty-Equivalent Securities, as determined by the Valuation Expert, shall be issued immediately by PGRX Parent upon the final determination by the Valuation Expert and shall be deemed to have been issued to Buffalo and Investors as of the Royalty Termination Date. The fees and expenses of the Valuation Expert shall be shared equally between Buffalo and the Investors.

        (d)   Each of Buffalo, on the one hand, and the Investors (as a group), on the other hand, shall receive the identical Royalty-Equivalent Securities in any such conversion (in proportion to their ownership of Royalty interests), and all Royalty interests shall be converted simultaneously on the Royalty Termination Date. No termination of Royalties pursuant to this Section 3 shall terminate the obligation of PGRX Parent to pay any Royalty that accrued prior to the date of such termination.

        Section 4.    Reporting; Information Rights.

        (a)   Following the Closing, simultaneously with the release of PGRX Parent's audited financial statements for any fiscal year (which release shall in no event be later than three months after the end of such fiscal year), PGRX Parent shall deliver to each of Buffalo and the Investors a statement setting forth PGRX Parent's calculation of the Royalty for such fiscal year, including a calculation of the Gross Sales of AWP for such fiscal year and reasonable supporting details used in such calculation (the "Royalty Statement").

        (b)   Following the Closing and prior to the Royalty Termination Date, during business hours and upon reasonable written notice to PGRX Parent and AWP, each of the Investors, Buffalo and their respective duly authorized representatives shall, at their own cost and expense, have the right to periodically, but not more than once per calendar quarter, inspect and audit the books and records of PGRX Parent and AWP with respect to the subject matter of this Agreement, including verification of the Royalty Statement.

        Section 5.    Acknowledgement of Ownership of Buffalo.    PGRX Parent, PGRX Delaware, AWP and the Investors acknowledge that the following persons have an ownership interest in Buffalo: Patrick Avery, PGRX Parent's chief executive officer, Barry Munitz, PGRX Parent's chairman of the board, and Chad Brownstein, PGRX Parent's executive vice chairman and a director.

        Section 6.    Termination.    Subject to the last two sentences of this Section 6, this Agreement shall only be amended or terminated upon the mutual agreement of PGRX Parent, Buffalo and the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors); provided that (a) the provisions of Sections 9, 10 and 11 hereof shall survive any such termination and (b) no such termination will affect the obligations of PGRX Parent, PGRX Delaware or AWP with respect to the Royalty, fees, costs and expenses not paid or reimbursed as of the effective date of such termination. Notwithstanding anything to the contrary herein or elsewhere, this Agreement shall terminate and be of no further force or effect if the Purchase Agreement is terminated prior to the Closing. Following the Closing, none of PGRX Parent, PGRX Delaware or AWP may, acting together or alone, terminate this Agreement without the written consent of Buffalo and the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors).

        Section 7.    Transfer and Assignability; Sale of AWP.

        (a)   This Agreement may not be assigned or transferred by PGRX Parent, PGRX Delaware or AWP, without the prior written consent of Buffalo and the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors), including by operation of law or in any change of control transaction, and is binding on all of their successors and assigns.

        (b)   This Agreement (or any interest herein) may be assigned or transferred, in whole or part, by Buffalo or any Investor; provided that Buffalo (and any transferee or assignee who holds any interest in the Royalty originally held by Buffalo as of the Closing) may not, directly or indirectly, assign or transfer this Agreement (or any interest therein) unless such transfer or assignment is made after the Closing (i) to an Affiliate (as defined in the Purchase Agreement) of such person or (ii) to any person who, in the same transaction or series of related transactions, is purchasing or otherwise receiving an amount of the common stock, options and/or warrants of PGRX Parent beneficially owned (as defined in Rule 13d of the Securities Exchange Act of 1934) by Buffalo and its Affiliates proportionate (as a percentage of all such securities beneficially owned by such persons) to the portion of the interests in the Royalty being so transferred or assigned. In the event of any such assignment or transfer of any party's interests in the Royalty (in whole or part), the assignee or transferee shall become a party to this Agreement, and Schedule A shall be amended to reflect the allocation of Royalty among the parties to this Agreement (after giving effect to such assignment or transfer). Notwithstanding the foregoing, (x) subject to the first sentence of this Section 7(b), if Buffalo (or any transferee or assignee who holds any interest in the Royalty originally held by Buffalo as of the Closing) directly or indirectly transfers or assigns this Agreement or any of its interests in this Agreement (in whole or part), any such transferee or assignee shall receive the right to receive the Royalties and the Royalty-Equivalent Securities (if any) and all other rights of Buffalo under this Agreement so assigned or transferred other than the right of Buffalo to take any action, make any decision or grant any consent contemplated by this Agreement, which right shall not be transferred or assigned and shall continue to be taken solely by Buffalo (as if it still held such transferred or assigned Royalty interests) and (y) if any Investor directly or indirectly transfers or assigns this Agreement or any of its interests in this Agreement (in whole or part) to any Person that is not an Affiliate of such Investor, any such transferee or assignee shall receive the right to receive the Royalties and the Royalty-Equivalent Securities (if any) and all other rights of such Investor under this Agreement so assigned or transferred other than the right of such transferring Investor to take any action, make any decision or grant any consent contemplated by this Agreement, which right shall not be transferred or assigned and shall continue to be taken by such transferring or assigning Investor (as if it still held such transferred or assigned Royalty interests).

        (c)   In the event that, following the Closing and prior to the Royalty Termination Date, any of PGRX Parent, PGRX Delaware or AWP sells, transfers, or assigns, whether directly or indirectly (including by merger, share exchange or otherwise), in one transaction or a series of related transactions, any equity interests or assets (including, without limitation, any equity interests in or assets (including any mineral interests or other mining rights) of PGRX Delaware or AWP) such that, after giving effect to such transaction or transactions, (x) PGRX Parent ceases to beneficially own (as defined in Rule 13d of the Securities Exchange Act of 1934) 100% of the voting power or equity interests of AWP or PGRX Delaware or (y) either PGRX Parent or AWP ceases to own, directly or indirectly (including through wholly owned subsidiaries), assets that constitute more than 90% of the value of the assets that it held prior to such transaction or transactions (measured on each of a revenue, earnings, fair market value or book value basis, but excluding any sales of potash in the ordinary course of business), then prior to such transaction or transactions and as a condition precedent to the consummation of such transaction or transactions:

          (i)    in a transaction or transactions under clause (x), AWP, PGRX Parent and PGRX Delaware shall cause any such transferee to, jointly and severally with PGRX Parent, PGRX

  Delaware and AWP, assume the obligations for the payment of Royalties under this Agreement (calculated as if such transaction or transactions had not occurred), and

          (ii)   in a transaction or transactions under clause (y), AWP, PGRX Parent and PGRX Delaware shall cause any such transferee to assume the obligations for the payment of the Royalties solely with respect to the assets transferred in such transaction or transactions (calculated as if such transaction or transactions had not occurred).

In each case, PGRX Parent, PGRX Delaware and AWP shall each take such other actions as reasonably requested by Buffalo or the Investors (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors) to protect and ensure their respective continued interests in the Royalty, including, if so requested, causing Buffalo's and the Investors' royalty interests to attach to the mineral rights or real property being transferred or taking such other actions at Buffalo's or the Investors' (acting at the direction of the Investors holding a majority of the Royalty interests held by all Investors) request to ensure that subsequent transferees of such assets are bound by the Royalty rights contained herein. For avoidance of doubt, this Section 7(c) shall not apply in connection with the exercise of any rights or remedies of the Investors as holders of the Notes (as defined in the Purchase Agreement) or other indebtedness of PGRX Parent or any of its subsidiaries.

        Section 8.    Warrants.    Buffalo hereby agrees that, with respect to that certain Warrant to Purchase Common Stock of PGRX Parent, issued on August 1, 2012 to Buffalo (the "Buffalo Warrant"), (a) the beneficial ownership of any securities of PGRX Parent by the Purchasers (as defined in the Purchase Agreement) or their respective Affiliates, whether now or in the future, shall not be deemed a "Change in Control" for purposes of clause (A) of the definition of "Change of Control" in the Buffalo Warrant, and (b) all Investor Directors (as defined in the Investors Rights Agreement, dated as of November 29, among PGRX Parent, Investors and certain Affiliates of the Investors), and/or any other directors of PGRX Parent that are designated or nominated by the Purchasers or their Affiliates, shall be deemed to be directors of PGRX Parent as of the Effective Date (as defined in the Buffalo Warrant) for purposes of clause (B) of the definition of "Change of Control" in the Buffalo Warrant, and, in each case, Buffalo hereby waives any rights exercisable, now or in the future, with respect to a "Change in Control" with respect to any such events or any Transactions (as defined in the Purchase Agreement).

        Section 9.    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed delivered upon personal delivery, facsimile transmission or the next Business Day if by recognized overnight courier service, in each case as follows:

        (a)   if to PGRX Delaware, PGRX Parent or to AWP:

  1401 17th Street, Suite 1550
  Denver CO 80202
  Attention: Pat Avery
  Facsimile: 720-990-8440

          if to Buffalo or Investors:

          To the address set forth opposite their name in Schedule A.

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

        Section 10.    Joinders.    Upon the Springing Lien Trigger Date (as defined in the Purchase Agreement), (a) PGRX DE shall become a party to this Agreement for all purposes and become subject to all rights and obligations under this Agreement, and (b) PGRX Parent shall cause AWP to execute this Agreement and become subject to all rights and obligations under this Agreement. Until the occurrence of the Springing Lien Trigger Date, obligations of PGRX DE and AWP under this

Agreement (except the obligations of PGRX DE under Section 1) shall be construed solely as the obligation of PGRX Parent to cause PGRX DE and AWP to satisfy such obligations thereunder, and shall not be directly enforceable against PGRX DE and AWP, as applicable.

        Section 11.    Miscellaneous.    Sections 26.2 (Legal Holidays), 26.3 (Accounting Terms), 26.4 (Severability), 26.5 (Construction, Etc.), 26.6 (Counterparts), 26.7 (Table of Contents, Headings, Etc.), 26.8 (Construction), 26.9 (Governing Law), 26.10 (Jurisdiction and Process; Waiver of Jury Trial); 26.14 (Specific Performance) and 26.15 (Time of the Essence) of the Purchase Agreement shall be applicable to this Agreement, mutandis mutatis.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BUFFALO MANAGEMENT LLC
By:	/s/ CHAD BROWNSTEIN
Name: Chad Brownstein Title: Manager
PROSPECT GLOBAL RESOURCES INC., a Nevada corporation
By:	/s/ PATRICK L. AVERY
Name: Patrick L. Avery Title: Chief Executive Officer
PROSPECT GLOBAL RESOURCES INC., a Delaware corporation
By:	/s/ PATRICK L. AVERY
Name: Patrick L. Avery Title: Chief Executive Officer

AIF VII PG O&R HOLDINGS, L.P.
By:	Apollo Advisors VII (APO FC), L.P., its general partner
By:	Apollo Advisors VII (APO FC-GP), LLC, its general partner
By:
Name: Laurie D. Medley Title: Vice President

ANRP PG O&R HOLDINGS, L.P.
By:	Apollo ANRP Advisors (APO FC), L.P., its general partner
By:	Apollo ANRP Advisors (APO FC-GP), LLC, its general partner
By:
Name: Laurie D. Medley Title: Vice President

 Schedule A

Allocation of Royalty Interests

Name	Percentage of Royalty Interests	Notice Address
Buffalo Management LLC	50.0%	9595 Wilshire Blvd. Suite 310 Beverly Hills CA 90212
AIF VII PG O&R Holdings, L.P.	33.3%	c/o Apollo Global Management, LLC 9 West 57th Street New York, NY 10019 Attention: Laurie Medley Facsimile: (646) 607-0528
ANRP PG O&R Holdings, L.P.	16.7%	c/o Apollo Global Management, LLC 9 West 57th Street New York, NY 10019 Attention: Laurie Medley Facsimile: (646) 607-0528

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  Exhibit 10.3
ROYALTY AGREEMENT
Schedule A Allocation of Royalty Interests